Exhibit 99.1

www.avanex.com

Avanex Announces Preliminary Q4 and FY 2006 Revenue Results;

Provides Q1 2007 Outlook

Q4 Revenue up 13 Percent over Q3

Conference Call Now Scheduled for Sept. 5

FREMONT, Calif. – Aug. 28, 2006 – Avanex Corporation (NASDAQ: AVNX), a pioneer of intelligent photonic solutions that enable next-generation optical networks, today reported preliminary revenue results for its fourth quarter and fiscal year ended June 30, 2006.

The company will report its full fourth quarter and fiscal year 2006 financial results in a press release and conference call on Tuesday, Sept. 5, 2006. The company is in the process of finalizing a net increase in inventory reserves and other operational provisions in light of its recent transfer of manufacturing operations to contract manufacturers. Additionally, the accounts receivable reserves are being reviewed due to favorable collection history.

Based on preliminary financial data, net revenue in the fourth quarter of fiscal 2006 is expected to be $45.5 million, which would be a 13 percent increase over the prior quarter revenue of $40.1 million and a 7 percent increase over revenue of $42.4 million in the fourth quarter of the previous year.

Fiscal year 2006 net revenue is expected to be $162.9 million, compared with $160.7 million in the prior fiscal year.

Cash and investment balances at June 30, 2006 were $74.3 million. The company used $7.7 million in the fourth quarter, compared with $10.6 million in the previous quarter after consideration of $44.7 million net proceeds raised in the March 2006 equity stock offering.

Q1 FY 2007 Outlook

Revenue is expected to be between $48 million and $50 million in the first fiscal quarter of 2007, ending Sept. 30, 2006.

Conference Call

The conference call previously scheduled for Monday, Aug. 28, 2006 is now scheduled for Tuesday, Sept. 5, 2006, at 5:30 a.m. Pacific time; 8:30 a.m. Eastern time. The number for the conference call is 210-835-2510, and the password is “Avanex.” A live webcast of the conference call will be available in the Investors section on the company’s website at www.avanex.com. An audio replay of the conference call will be available until Sept. 12, 2006 at 11:59 p.m. Pacific time. To access the audio replay, please dial 203-369-3218.

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About Avanex

Avanex Corporation is a leading global provider of Intelligent Photonic Solutions(TM) to meet the needs of fiber optic communications networks for greater capacity, longer distance transmissions, improved connectivity, higher speeds and lower costs. These solutions enable or enhance optical wavelength multiplexing, dispersion compensation, switching and routing, transmission, amplification, and include network-managed subsystems. Avanex was incorporated in 1997 and is headquartered in Fremont, Calif. Avanex also maintains facilities in Horseheads, N.Y.; Shanghai, China; Nozay, France; San Donato, Italy; and Bangkok, Thailand. To learn more about Avanex, visit our Web site at: www.avanex.com.

Forward-looking Statements

This press release contains forward-looking statements including expected fourth quarter and fiscal year 2006 financial results and expected first fiscal quarter 2007 financial results. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include risks as to adjustments to preliminary estimates for the financial results of the fourth quarter and fiscal year 2006, issues encountered in the completion of the review and audit of such results, general economic conditions, the pace of spending and timing of economic recovery in the telecommunications industry and in particular the optical networks industry, the company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, problems or delays in integrating the businesses acquired from Alcatel, Corning and Vitesse Semiconductor, or in reducing the cost structure of the combined company, the company’s inability to achieve the anticipated benefits of the acquired businesses, to effect its restructuring goals or to successfully transfer manufacturing operations to lower cost regions, any slowdown or deferral of new orders for products, higher than anticipated expenses the company may incur in future quarters or the inability to identify expenses which can be eliminated.

Finally, please refer to the risk factors contained in the company’s SEC filings including the company’s Annual Report on Form 10-K filed with the SEC on Sept. 28, 2005 and Quarterly Report on Form 10-Q filed with the SEC on May 10, 2006.

Avanex assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Investor Relations:

Maria Riley

650-470-0200

maria@stapleton.com